CONSENT OF AUTHOR

Anthony Hitchins, B.A., Sc., M.Sc.
1648 Mayneview Terrace
North Saanich, British Columbia
Canada V8L 5B2

U.S. Securities and Exchange Commission

I, Anthony Hitchins, B.A. Sc., M.Sc., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the written disclosure in the Form 20F of Hard Creek Nickel Corporation.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the 2016 Form 20F Annual Report.

Dated this 28th day of April, 2017.

Anthony Hitchins, B.A. Sc., M.Sc.